Exhibit 10.1

GAS PURCHASE CONTRACT

BETWEEN

CONTINENTAL RESOURCES, INC.

Seller

and

HILAND PARTNERS, LP

Buyer

Dated November 8, 2005

GAS PURCHASE CONTRACT

INDEX

ARTICLE

I	DEFINITIONS
II	COMMITMENT
III	FACILITIES AND RIGHT-OF-WAY
IV	DELIVERY POINT(S) AND PRESSURE
V	SELLER’S RESERVATIONS
VI	QUANTITY OF GAS
VII	QUALITY OF GAS
VIII	MEASUREMENT AND TESTS
IX	ALLOCATION PROCEDURES
X	PRICE
XI	TAXES
XII	PAYMENT AND ROYALTY
XIII	TERM
XIV	UNPROFITABLE GAS
XV	OPERATION OF RETURN RESIDUE LINE & TEST METER FACILITIES
XVI	TITLE, OWNERSHIP AND RESPONSIBILITY FOR INJURY OR DAMAGE
XVII	CARBON DIOXIDE & NITROGEN GAS
XVIII	FORCE MAJEURE
XIX	LAWS AND REGULATIONS
XX	ADDRESSES AND NOTICES
XXI	RIGHT-OF-WAY
XXII	ASSIGNMENT
XXIII	COUNTERPART
XXIV	RATIFICATION
XXV	DEFAULT AND NON-WAIVER

GAS PURCHASE CONTRACT

THIS CONTRACT dated this 8th day of November, 2005, is between Continental Resources, Inc. (hereinafter referred to as “Seller”), and Hiland Partners, LP (hereinafter referred to as “Buyer”).

For and in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1                               Except where the context indicates a different meaning or intent, the following terms as used herein shall be construed to have meanings as follows:

1.2                               The term “day” shall mean a period of twenty four (24) consecutive hours beginning and ending at seven o’clock a.m. Central Time (including Daylight Savings).

1.3                               The term “month” shall mean a period beginning at seven o’clock a.m. on the first day of a calendar month and ending at seven o’clock a.m. on the first day of the next succeeding calendar month.

1.4                               The term “year” shall mean a period of twelve (12) months beginning the day on which the delivery of gas to Buyer commenced hereunder.

1.5                               “Cubic foot of gas” shall mean the volume of gas contained in one cubic foot of space at a standard pressure base and at a standard temperature base.  The standard pressure base shall be fourteen and seventy-three one hundredths pounds per square inch absolute (14.73 Psia) and the standard temperature base shall be 60 degrees (60º) Fahrenheit.  “Mcf” shall mean one thousand (1,000) cubic feet of gas.  “BCF” shall mean one billion (1,000,000,000) cubic feet of gas.

1.6                               The term “Btu” (British Thermal Unit) shall mean the quantity of heat required to raise the temperature of one (1) pound of pure water one degree of Fahrenheit temperature scale (58.5º to 59.5º Fahrenheit).  “MMBtu” shall mean one million British Thermal Units.

1.7                               The term “psia” shall mean pounds per square inch absolute.  The term “psig” shall mean pounds per square inch gauge.

1.8                               The term “Plant(s)” shall mean any processing plant(s) owned and/or operated by Buyer for the extraction of natural liquids from gas located in Bowman County and Slope County, North Dakota, and Fallon County, Montana.

1.9                               The term “Plant Products” or “Products” shall mean those natural gas liquids, including ethane, propane, butane, and natural gasoline, and mixtures thereof, which are removed from the gas stream in the liquid extraction process at the Plant(s) and delivered as natural gas liquids from the Plant(s).  “Plant Products” shall include Drip Liquids.

1.10                        The term “Residue Gas” shall mean that portion of the gas remaining after the extraction of Plant Products, the use of gas for fuel in the Plant(s) and related facilities, field compression fuel, flare and incidental losses.

1.11                        The term “Drip Liquids” shall mean any liquid hydrocarbons accumulating in drips, separators and/or pipelines downstream of Delivery Point(s) which are collected by Buyer from the gathering system(s); including, without limitation, dirty oil, line drip, scrubber oil, compression and separator liquids, distillates and condensates; and such term includes all such liquids regardless of whether they are deleterious or marketable.

1.13                        The term “Effective Date” shall mean the date that the Nitech Nitrogen Rejection Unit is installed and commences operation.

1.14                        The term “Cedar Hills Volumes” shall mean those volumes that are gathered by Buyer at a pressure of less than 75 psig.

1.15                        The term “MPHU Volumes” shall mean those volumes that are gathered and delivered by Seller to Buyer from the Medicine Pole Hills Unit, Medicine Pole Hills West Unit, and Medicine Pole Hills South Unit.

1.16                        The term “CTB” shall mean Seller’s central tank battery(s) serving all wells located on properties described in Exhibit ”A”.

ARTICLE II

COMMITMENT

2.1                               Seller agrees to sell and Buyer agrees to purchase from Seller gas produced from wells now or hereafter located on oil and gas leasehold interests now owned or controlled or hereafter owned or controlled by Seller on the lands described on Exhibit ”A” attached hereto (“Dedicated Leases”).

ARTICLE III

FACILITIES AND RIGHT-OF-WAY

3.1                               Each of the parties hereto shall proceed with due diligence and in good faith to obtain such governmental authorizations, right-of-way, and material as may be required to perform this Contract.  Upon receipt and acceptance by both parties of such governmental authorizations or within sixty (60) days of the execution of this Contract if no such governmental authorizations are required, Buyer and Seller shall commence and prosecute with due diligence the construction of such facilities as are necessary to enable it to receive or deliver at the Delivery Point(s) the specified quantities of gas contemplated by this Contract.  The delivery and receipt of gas shall begin promptly after completion of the construction and installation of connecting facilities.  In the event that either party has not commenced the construction of its facilities within sixty (60) days of the date herein required, or in the event either party commences construction but thereafter fails to prosecute construction with due diligence until completion thereof, the other party shall have the right to cancel this Contract at any time thereafter by serving ten (10) days written notice on the dilatory party unless such dilatory party within said ten (10) days, remedies the cause of such cancellation.

3.2                               Seller, at its sole cost and expense, shall construct, install, maintain, and operate any and all facilities and equipment necessary for the proper, safe and efficient operation of Seller’s wells and to enable it to make delivery of gas hereunder to Buyer at the Delivery Point(s).  Such equipment shall include the valves and fittings necessary to permit Buyer to make its connection at the Delivery Point(s).

3.3                               Buyer, at its sole cost and expense, shall construct, install, maintain and operate any and all facilities and equipment necessary to accept Seller’s gas at each Delivery Point.

3.4                               Insofar as Seller’s lease permits, Buyer or Buyer’s designee is granted the right to lay and maintain lines and install any equipment on the dedicated lease(s) necessary for the receipt of Seller’s gas, and Buyer or Buyer’s designee shall have the right of free entry thereon during the term of this Contract.  Should Buyer be delayed in securing any additional right-of-way not covered hereby, then such delay shall suspend performance under this Contract until such right-of-way may be obtained.  In the event any right-of-way necessary for the receipt of Seller’s gas at any given Delivery Point cannot be obtained on terms and conditions acceptable to Buyer, then Buyer shall not be obligated to connect said Delivery Point.

ARTICLE IV

DELIVERY POINT(S) AND PRESSURE

4.1                               The Delivery Point(s) hereunder shall be the upstream flange of Buyer’s metering facility serving Seller’s Central Tank Battery(s) and/or well(s) (“Delivery Point”).  Upon delivery, title to the gas and all components thereof shall pass to and vest in Buyer.

4.2                               The gas to be delivered hereunder shall be delivered by Seller at the Delivery Point(s) specified in Article 4.1 hereof at a pressure sufficient to enable it to enter Buyer’s facilities against the working pressure therein at reasonable uniform rates of delivery.  Buyer will endeavor to maintain a suction pressure at Buyer’s CTB compression facilities of no greater than forty (40) psig.  Provided, however, with respect to the Coyote Creek CTB, Sunny Slope CTB, Walter CTB, Eagon CTB and/or

other CTB producing less than 1 MMCFD, Seller acknowledges that the line pressures will exceed forty (40) psig, but be less than sixty (60) psig, until such time as sufficient volumes are produced by these delivery points to justify the installation of CTB compression by Buyer at these locations, at its sole discretion.  However, in the event Buyer’s line pressure prevents Seller’s gas from being delivered into Buyer’s facilities, Seller shall have the right to flare or otherwise dispose of its gas without penalty or liability to Buyer.  Nothing in this agreement shall be interpreted to require or impose an obligation on Seller to curtail or limit its crude oil production from the Dedicated Leases.

4.3                               The parties hereto acknowledge that at least eighty percent (80%) of the plant and field compression to be utilized by Seller will be operated on electric power.

4.4                               If Seller’s wells become incapable of delivering into facilities owned and/or operated by Buyer, Seller shall so advise Buyer in writing.  Neither party shall be obligated to compress such gas but either party shall have the option to do so.  If either party provides compression facilities, then such party agrees to provide sufficient pulsation dampening equipment so that measurement at the Delivery Point(s) will not be affected by pulsation.

ARTICLE V

SELLER’S RESERVATIONS

5.1                               Seller hereby expressly reserves unto itself, its successors and assigns, the following rights with respect to its interests in the oil and gas properties committed by Seller to Buyer hereunder together with sufficient gas produced therefrom to satisfy such rights:

a.                                       To operate Seller’s oil and gas properties free from any control by Buyer in such manner as Seller, in Seller’s sole discretion, may deem advisable, including, without limitation the right, but never the obligation, to drill new wells, to repair and rework old wells, renew or extend, in whole or in part, any oil and gas lease covering, in whole or in part, the oil and gas properties and to abandon any well or surrender any such oil and gas lease, in whole or in part, when no longer deemed by Seller to be capable of producing gas in paying quantities under normal methods of operation.

b.                                      To use gas produced from the oil and gas properties for developing and operating Seller’s oil and gas properties committed hereto in the field in which the gas is produced, for the operation of Seller’s pipelines, water stations, camps and other miscellaneous uses incident to the operation of such leases, and to fulfill obligations to Seller’s Lessors therein.

c.                                       To pool, combine and unitize any of Seller’s oil and gas properties with other properties of Seller and of others in the same field, and to alter such pooling, combination or units, in which event this Contract will cover Seller’s allocated interest in unitized production insofar as such interest is attributable to the oil and gas properties committed hereunder.  Seller shall give notice in writing to Buyer of any change contemplated by this Article as is deemed material to this Contract, and the description of property covered hereby shall be considered as having been amended accordingly.

ARTICLE VI

QUANTITY OF GAS

6.1                             Seller commits all gas produced from the Dedicated Lease(s) to Buyer under this Contract that Seller owns, controls, or has the rights to commit.

6.2                             Buyer will purchase and take Seller’s gas, subject to the demands of Buyer’s resale purchaser(s) and the operating conditions and capacity of the facilities owned and/or operated by Buyer.  It is understood that Buyer cannot guarantee the purchase of any particular quantity of Seller’s gas which is available for sale.

6.3                             Seller shall have the right to dispose of any gas not taken by Buyer, subject to Buyer’s right to resume purchases at any subsequent time.  Buyer shall not have the right to resume purchases of gas if the fees for the taking of said gas as described within this Agreement by Buyer exceeds the revenue received by Seller for same as described within this Agreement.

6.4                             Seller shall have agents or employees available at all reasonable times to receive from Buyer’s dispatchers advice and requests for changes in the rates of delivery of gas hereunder as required by Buyer from time to time.

6.5                             In the event the gas delivered hereunder at any point or points of delivery becomes insufficient in volume, quantity, quality or pressure, in the sole judgment of Buyer, Buyer shall have the right to refuse or cease taking such gas so long as such condition exists, or may terminate this contract as to any such gas upon thirty (30) days notice in writing to Seller.  Seller also has the right to dispose of any gas if the fees for the taking of said gas as described within this Agreement by Buyer exceeds the revenue received by Seller for same as described within this Agreement.

6.6                             The parties hereto recognize the desirability of maintaining the uniform rate of flow of gas to the Plant(s) over each twenty-four (24) hour period in each day throughout each month, and Seller agrees to use its best efforts to regulate its producing schedule so that Seller’s gas shall be made available to the Plant(s) at as uniform a rate of flow as is practicable.

ARTICLE VII

QUALITY OF GAS

7.1                               The gas delivered hereunder shall be commercially free of dust, gum, gum forming constituents, treating chemicals and solid matter that might adversely affect the gathering thereof and shall conform to the following specifications:

a.	Oxygen	Not more than 0.4% by volume

b.	Carbon Dioxide	Not more then 15.0% by volume

c.	Hydrogen Sulfide	Not more than 4.7 grains per 100 Cubic Feet

d.	Mercaptan Sulfur	Not more than 4.7 grains per 100 Cubic Feet

e.	Free Water	None

f.	Temperature	Not more than 120 degrees Fahrenheit

g.	Total Sulfur	Not more than 4.7 grains per 100 Cubic Foot

7.2                             The acceptance of gas which does not meet the specifications of this Article 7 shall not be deemed a waiver of the right to require future deliveries to conform to said specifications.

ARTICLE VIII

MEASUREMENT AND TESTS

8.1                               Buyer shall operate at or near the point(s) of delivery, an orifice meter, or meter(s).  Seller, insofar as Seller’s leasehold and other mineral rights enable it to do so, will furnish Buyer sites for its metering facilities.  Except as otherwise specifically provided to the contrary in this Article, orifice meters or other measurement devices shall be installed and volumes computed in accordance with accepted industry practice.  Seller shall have access to such metering equipment at reasonable hours, but the reading, calibrating, adjusting, operation and maintenance thereof may be done only by Buyer.

8.2                               The unit of volume shall be one (1) cubic foot of gas at a base temperature of sixty degrees (60°) Fahrenheit and at a pressure base of fourteen and seventy-three hundredths pounds per square inch absolute (14.73 Psia).  Computation of volumes shall be made in accordance with industry accepted practice.

8.3                               In the absence of recording the actual atmospheric pressure, Buyer may assume the atmospheric pressure to be thirteen and two-tenths pounds per square inch absolute (13.2 Psia).  At Buyer’s option the absolute atmospheric pressure may be assumed or may be measured by use of electronic recording devices such as Totalflow

(Registered Trademark) or the like.  At Buyer’s option the temperature of the gas passing the meters shall be determined by use of a recording thermometer so installed that it may properly record the temperature of the gas flowing through the meter; otherwise, the temperature shall be assumed to be sixty degrees (60°) Fahrenheit.  The specific gravity shall be determined semi-annually or more often as Buyer deems advisable.

8.4                               Seller may install, maintain and operate, at its own expense, such pressure regulators and check measuring equipment as it shall desire, provided that such equipment shall be installed so as not to interfere with the operation of Buyer’s measuring equipment.  Buyer shall have access to such check measuring equipment at reasonable hours, but the reading, calibrating, adjusting, operation and maintenance thereof shall be done only by Seller.

8.5                               Each party shall have the right to be present at the time of any calibrating done in connection with the other’s metering equipment used in metering deliveries hereunder.  The party proposing a calibration of a meter shall provide written notice to the other party no less than five (5) days prior to the date of the calibration.

8.6                               At time to time as may be necessary Buyer shall verify the accuracy of the measuring equipment and Seller shall verify the accuracy of its check measuring equipment, if any.  If either party shall notify the other that it desires a special test of any measuring equipment, the parties shall cooperate to secure a prompt verification of the accuracy of such equipment.  If either party at any time observes a variation between the delivery meter and the check meter, it will promptly notify the other party thereof and both parties will then cooperate to secure an immediate verification of the accuracy of such equipment.  Each party shall give to the other notice of the time of all tests of meters reasonably in advance of the holding of such tests in order that the other party may conveniently have its representatives present.

8.7                               If at any time any of the measuring or testing equipment is found to be out of service or registering inaccurately in any percentage, it shall be adjusted at once to read accurately within the limits prescribed by the manufacturer.  If any measuring equipment shall be found to be inaccurate or out of service by an amount exceeding two percent (2%) at a recording corresponding to the average hourly rate of flow for the period since the last preceding test, then any previous recordings of such equipment shall be corrected to zero error for any period which is known definitely or agreed upon.  The volume of gas delivered during such period shall be estimated by (i) using the data recorded by and check measuring equipment if registering accurately; (ii) by correcting the error if the percentage of error is ascertainable by calibration, test or mathematical calculation, or if neither such method is feasible; (iii) by estimating the quantity or quality delivered based upon deliveries under similar conditions during a period when the equipment was registering accurately.  No adjustment shall be made for recorded inaccuracies of two percent (2%) or less.

8.8                               Buyer shall preserve for a period of at least two (2) years all test data, charts and other similar records.

8.9                               Semi-annually, or more often as Buyer deems advisable, Buyer shall obtain a representative sample of Seller’s gas delivered at each point of delivery and by means of chromatography or other accepted method in the industry determine the composition and gross heating value of Seller’s gas in British Thermal Units (Btu) per cubic foot on a water saturated basis.  The first such determination shall be made within a reasonable time after delivery of gas begins and shall apply until the first day of the month following the next determination.  The period for determination shall be selected by Buyer.  If conditions exist such that Seller desires a Btu determination, Seller will notify Buyer of aforementioned condition and request that a Btu determination be performed.  Buyer shall make such Btu determination within thirty (30) days of receipt of notice from Seller.  If no change is determined from this Btu determination made upon the request of Seller, Seller shall reimburse Buyer for all reasonable costs associated with this Btu determination.

8.10                        The determinations as to conformity of the gas with the above specifications shall be made by Buyer in accordance with generally accepted procedures of the gas industry.  Such determinations shall be made as often as Buyer deems necessary and Seller may witness such determinations or make joint determinations with its own appliances.  If in Seller’s judgment the result of any such test or determination is inaccurate, Buyer, at Seller’s request, will again conduct the questioned test or determination, and the costs of such additional test or determination shall be borne by Seller unless same shows the original test or determination to be materially inaccurate.

8.11                        If any of the gas delivered by Seller hereunder shall fail to meet the quality specifications stated in this Article, Buyer may at its option accept delivery of and pay for such gas or discontinue or curtail Seller’s delivery of gas hereunder whenever the quality of the gas does not conform to the quality specifications.  Buyer shall notify Seller of such failure and Seller shall make diligent effort to deliver gas conforming to the specifications.  If Seller concludes in its sole opinion that it cannot economically deliver gas conforming to the specifications, Seller shall so advise Buyer in writing within thirty (30) days of receipt of deficiency notice from Buyer.  Within thirty (30) days of receipt of such notice from Seller, Buyer shall give notice to Seller in writing of its elections to accept or reject delivery of such gas.  If Buyer rejects delivery of such gas, then said notice will terminate this Contract with respect to such gas.  If Buyer accepts delivery of such gas, Buyer may deduct from the proceeds otherwise payable a fee to cover the reasonable costs incurred by Buyer to monitor the gas quality or to bring the gas within the quality specifications.  Buyer is obligated to notify and receive approval from Seller for any fee(s) to cover reasonable costs incurred by Buyer to monitor the gas quality and/or to bring gas within quality specifications as stated within this section.

ARTICLE IX

ALLOCATION PROCEDURES

9.1                               For each Delivery Point, Buyer shall determine from test data available the theoretical gallons of each Product produced from the Delivery Point.  Buyer will allocate Plant Products actually recovered, saved and sold to each Delivery Point based on the theoretical gallons attributable to the Delivery Point in relation to the total theoretical gallons from all Delivery Points into Buyer’s gathering system.

9.2                               Buyer will allocate field fuel, flare, Plant flare, Plant fuel and Residue Gas used for field compression to each Delivery Point based on the ratio of the wellhead volume for such Delivery Point to the total wellhead volumes from all Delivery Points into Buyer’s gathering system.  However, notwithstanding the above, Buyer retains the right to allocate fuel and flare associated with treating the gas for removal of CO2 based on the volume of CO2 in delivery points so treated.

9.3                               Residue Gas returned to the field shall be allocated to each of the Central Tank Batteries and/or wells based upon the actual metered volumes returned to each of the Delivery Points.

9.4                               Residue Gas available for sale at the tailgate of the Plant(s) shall be allocated ratably to each Delivery Point based on the theoretical residue attributable to the Delivery Point in relation to the total theoretical residues from all Delivery Points into Buyer’s gathering system.  Theoretical residue shall be calculated for any Delivery Point by deducting Btu’s of allocated product, fuel and flare from Delivery Point Btu’s.  In addition, Residue Gas available for sale shall also be calculated by deducting any residue gas BTU’s returned to the Central Tank Batteries and/or wells for use by Seller.

ARTICLE X

PRICE

10.1                        As full consideration for the gas and all the components thereof delivered to Buyer hereunder during each month, Buyer shall pay Seller an amount determined by the computations hereunder.  The sale of all Product and Residue Gas by Buyer shall be at a price not less than what Buyer could have received in an arms length third-party transaction.

10.2                        It is understood that the gas delivered hereunder will be gathered in gathering system(s) owned and/or operated by Buyer and may be redelivered to a processing plant or plants for the removal of liquefiable hydrocarbons together with gas produced from other properties.

10.3                        For gas delivered to each Delivery Point hereunder, Buyer shall pay Seller an amount equal to Seller’s allocated gallons of Plant Products (determined as provided in Article 9 above) times fifty percent (50%) times the price actually received by Buyer for the sale of the Product.  In the event Buyer fractionates the Plant Products prior to their sale, buyer shall pay Seller an amount equal to Seller’s allocated gallons of Plant Products (determined as provided in Article 9 above) times fifty percent (50%) of the price actually received by Buyer for the sale of the Product, less a deduction for delivery, transportation, fractionation and sale of four and one-half cents (4.5¢) per gallon.  This fee shall be escalated at the rate of one percent (1%) per year from the Effective Date of this Contract on an annual basis and year-to-year thereafter.

10.4                        Residue Gas available for sale shall be computed in accordance with Section 9.4 of this Contract.  Buyer shall market all the Residue Gas received hereunder and remit to Seller fifty percent (50%) of the proceeds attributable to Seller’s gas.

10.5                        The following fees shall be deducted from the proceeds otherwise due Seller under Sections 10.3 and 10.4 of this Contract:

a.                                   Gathering Fee:              On the first thirty six (36) BCF of Cedar Hills Volumes that are delivered by Seller to Buyer, Buyer shall be entitled to and shall deduct from Seller’s proceeds a fee of sixty cents ($.60) per MCF.   The applicable fee shall be escalated at the rate of one percent (1%) per year from the Effective Date of this Contract on an annual basis and year-to-year thereafter.  Once thirty-six BCF of Cedar Hills Volumes have been delivered, Buyer is not entitled to collect a fee for this service.

b.                                  CO2 Fee:                                               When the average composite volume of CO2 from the Cedar Hills Volumes and the MPHU Volumes is less than ten percent (10%) by volume, Buyer shall be entitled to and shall deduct a fee of ten cents ($.10) per MCF.   When the average composite volume of CO2 from the Cedar Hills Volumes and the MPHU Volumes is equal to or greater than ten percent (10%) but less than or equal to fifteen percent (15%) by volume, Buyer shall be entitled to and shall deduct a fee of twenty cents ($.20) per MCF.  Under no circumstances shall the average composite volume of CO2 from the Cedar Hills Volumes and the MPHU Volumes exceed fifteen percent (15%) by volume. The applicable fee shall be escalated at the rate of one percent (1%) per year from the Effective Date of this Contract on an annual basis and year-to-year thereafter.

c.                                   Fuel Fee:                                              If Seller takes more than 50% of the Residue Gas available for sale in any month, Seller agrees to pay Buyer an amount determined by multiplying i) the difference between the amount taken and 50% of the

Residue Gas available for sale by ii) the price received for Residue Gas sold for such month.

d.                                  Electrical Fee:  Seller agrees to pay fifty percent (50%) of the electrical costs attributable to Seller’s gas for all compression, plant and field needs, as well as other plant or facility electrical charges, based on the volume of gas measured on a monthly basis from all points of delivery from Seller.

10.6                      Any time after the fifth anniversary of the Effective Date of this agreement, Seller shall have the one time option to convert the proceeds percentages in Sections 10.3 and 10.4 hereof from fifty percent (50%) of Plant Products and Residue Gas to ten percent (10%) of Plant Products and Residue Gas.  In the event that Seller elects to exercise this one time option, the gathering fee and CO2 fee in Section 10.5 hereof shall be eliminated in their entirety.  In addition, the fuel fee and electrical fee in Section 10.5 hereof shall be reduced to ten percent (10%).   The election shall be made in writing by Seller to Buyer and shall become effective the first day of the month following said notice, provided the notice is delivered at least ten (10) days prior to the end of the month.

10.7                        Notwithstanding the foregoing provisions of this Article 10, PRICE, if at any time, and from time to time, Buyer in its sole judgment determines that, at any point or points of delivery, operating conditions relating to Buyer’s facilities or market conditions relating to Buyer’s purchase of gas or resale of the gas and natural gas liquids indicate that a downward price revision is necessary or appropriate, then Buyer may elect to notify Seller of Buyer’s intent to renegotiate Seller’s price and pricing basis or to terminate this Contract.  Any notice of renegotiation of price or termination shall be given in writing by Buyer to Seller not less than thirty (30) days prior to the date upon which such notice is to become effective.    Seller has thirty (30) days after receipt of notice of price renegotiation to accept such renegotiation or cancel the contract.  Such, if any price reduction, shall be in effect only as long as the condition that caused the reduction exists.  Any price reduction shall only remain in place so long as the condition that caused the reduction exists.

ARTICLE XI

TAXES

11.1                        Seller shall bear all taxes imposed upon Seller with respect to the gas delivered hereunder and Buyer shall bear all taxes imposed upon Buyer with respect to such gas after delivery thereof to Buyer.  Taxes of whatever nature, that are payable on a monthly basis and are based upon the value or volume of the gas produced and sold, will be computed and paid by Seller.

ARTICLE XII

PAYMENT AND ROYALTY

12.1                        Buyer shall render to Seller on or before the twenty-fifth (25th) day of each month a statement showing the volume of gas delivered by Seller, or for which payment is due hereunder, during the preceding month.  Buyer shall make payment to Seller on or before the last day of each calendar month for all gas delivered or for which payment is due hereunder for the preceding month.

12.2                        One hundred percent (100%) of the monthly payment for gas due hereunder, shall be remitted by Buyer to Seller for Seller’s disbursement to all owners of the gas production delivered to Buyer by Seller.

12.3                        Each party shall have the right at reasonable hours to examine the books, records and charts of the other party to the extent necessary to verify the accuracy of any statement, charge or computation made pursuant to the provisions of this Contract.  If any such examination reveals any inaccuracy in any billing theretofore made, the necessary adjustment in such billing and payment shall be promptly made, provided that no adjustment for any billing or payment shall be made and payments shall be considered final after the lapse of two (2) years from the rendition thereof except to the extent that either party has noted a specific exception to the other party in writing during that period.

12.4                        Seller is responsible for all payments to the owners of all royalties, overriding royalties, bonus payments, production payments and the like.  Seller agrees to defend, indemnify and hold Buyer harmless from any and all liabilities to the owners of royalties, overriding royalties, bonus payments, production payments and the like.

ARTICLE XIII

TERM

13.1                        This Contract shall remain in effect from the Effective Date for a period of fifteen (15) years.

ARTICLE XIV

UNPROFITABLE GAS

14.1                        In the event that the purchase of gas from a Delivery Point(s) under this Contract becomes unprofitable for Buyer, in Buyer’s sole judgment, Buyer may cease taking the gas therefrom so long as such condition exists.  In the event that Buyer invokes this provision by refusing to purchase gas from any Delivery Point, Seller may request cancellation of this Contract as to any such Delivery Point by providing thirty (30) days written notice.  Unless Buyer commences purchasing gas hereunder within said thirty (30) day period, this Contract shall terminate as to such Delivery Point.

14.2                        If at any time the gas volumes or products content of the gas available to Buyer, or any other cause, shall render the operation of the Plant(s) unprofitable, Buyer may by thirty (30) days notice in writing to Seller cancel this Contract.  If Buyer provides said notice to Seller, Seller shall have a thirty (30) day option to purchase Buyer’s facilities  at the then prevailing fair market price.

ARTICLE XV

OPERATION OF RETURN RESIDUE LINE & TEST METER FACILITIES

15.1                        Seller grants Buyer the right to operate the residue return system which allows for the delivery of Residue Gas from Buyer’s Plant to the Delivery Point(s) so long as Buyer purchases gas from any of the wells contained within the Dedicated Leases.  In the event that the residue return system should ever need to be replaced or repaired by Buyer, and mutually agreed upon by the Seller that replacement(s) and/or repair(s) are required, Seller agrees to bear the complete cost of replacing or repairing said system.

15.2                        Buyer agrees to maintain and calibrate the residue return meters and the test meters located at each of the Delivery Point(s).  Buyer shall retrieve production data from these meters on a monthly basis and provide said data to Seller.  Seller agrees to remit payment to Buyer in the amount of Fifty Dollars ($50.00) per month for each test meter and residue return meter maintained by Buyer.  Buyer shall only bill for those meters requested and necessary for the operations of said residue return system as agreed to in writing from the Seller.

ARTICLE XVI

TITLE, OWNERSHIP AND RESPONSIBILITY FOR INJURY OR DAMAGE

16.1                        Seller warrants for itself, its heirs, successors and assigns that is has good title to the gas delivered hereunder free and clear of any and all liens, encumbrances and claims whatsoever, or that Seller has good right and lawful authority to sell the same.  Seller agrees to defend, indemnify and save Buyer harmless from any and all suits, claims, liens, and encumbrances of whatsoever nature relating to such gas or the title thereto.

16.2                        As between the parties hereto, Seller shall be in control and possession of the gas deliverable hereunder and responsible for any injury or damage caused thereby until the same shall have been delivered to Buyer, after which delivery Buyer shall be deemed to be in exclusive control and possession thereof and responsible for any injury or damage caused thereby; provided that neither party shall be required to indemnify the other party for the other party’s own negligence.

16.3                        Neither party shall be responsible to the other for exemplary damages or for any consequential or indirect losses suffered by the other party or its customers relating to performance or nonperformance of this Contract, including but not limited to loss of profit, loss of product or loss of production, howsoever caused, notwithstanding that such loss may have been foreseeable, and notwithstanding any negligence or other breach.

ARTICLE XVII

CARBON DIOXIDE & NITROGEN GAS

17.1                        The parties hereto acknowledge that local, state, national or other governmental authorities may at some time in the future regulate the carbon dioxide and nitrogen gas emitted from Buyer’s plant.  Seller agrees that it shall indemnify Buyer from and that it shall bear the sole cost and expense associated with properly disposing of the carbon dioxide and nitrogen gas and/or hydrocarbons associated with the carbon dioxide or nitrogen attributable to Seller’s gas from Buyer’s facility.  Buyer shall immediately notify Seller of any action or notice as received by Buyer for any regulations, fines, fees, notices of violations, and the like for emitting carbon dioxide and/or nitrogen.

17.2                        The parties hereto agree and recognize that the carbon dioxide gas available at the tailgate of Buyer’s plant may have substantial value at some time in the future.  The Seller has the right to take the CO2 free of cost for use in Seller’s operations.  Buyer and Seller agree that in the event that Buyer is able to market or otherwise find a beneficial use for the carbon dioxide gas, Buyer shall market the carbon dioxide gas and shall remit to Seller fifty percent (50%) of the proceeds attributable to Seller’s gas.

ARTICLE XVIII

FORCE MAJEURE

18.1                        In the event that either party hereto is rendered unable, wholly or in part, by force majeure to carryout its obligations under this Contract, other than make payments due hereunder, the obligations of such party, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability to cause but for no longer period.

18.2                        The term “force majeure” as employed herein shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, storms, floods, washouts, arrests and restraints of governments and people, civil disturbances, fires, explosions, breakage or accidents to machinery or lines of pipe, freezing of wells or lines of pipe, partial or entire failure of wells or sources of supply of gas, refusal or inability for any reason, except price, of Buyer’s resale purchaser(s) to take deliveries, and other causes, whether of the kind herein enumerated or otherwise, not within the control of the party claiming suspension and which by the exercise of the diligence such party is unable to prevent or overcome; such term shall likewise include (a) in those instances where either party hereto is required to obtain servitudes, right of way grants, permits or licenses, and (b) in those instances where either party is required to furnish materials or supplies for the purposes of constructing or maintaining facilities or is required to secure permits or permissions from any governmental agency to enable such party to fulfill its obligations hereunder, the inability of such party to acquire, or the delays on the part of such party in acquiring at reasonable cost and after the exercise of reasonable diligence, such materials or supplies, permits or permissions.

18.3                        It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and that the above requirements that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts or other labor disturbances when such course is inadvisable in the discretion of the party having the difficulty.

ARTICLE XIX

LAWS AND REGULATIONS

19.1                        This Contract is subject to all valid statutes and rules and regulations of any duly constituted federal or state authority or regulatory body having jurisdiction.

19.2                        The following provisions shall apply to the extent that price controls under the Natural Gas Act of 1938, Natural Gas Policy Act of 1978 or other federal or state legislation or regulation apply to the sale of gas hereunder or to Buyer’s resale.  Any changes in pricing due to changes in the category of the gas delivered hereunder shall be effective the first day of the month following thirty (30) days after the date Buyer receives written notification of such category change from Seller.

a.                                   If commonly metered gas consisting of more than one pricing category is sold pursuant to this Contract, Seller shall provide Buyer for each month the percentages of the total metered volume to be allocated to each such pricing category.  In all cases where gas is sold in more than one pricing category, the price payable for gas in each category shall be separately calculated by Buyer based on the volume delivered in each category.

b.                                  For gas production attributable to wells for which well category determination applications are pending, Buyer will make payments based on the price received by Buyer applicable to the category sought when Seller establishes interim collection authority under applicable FERC regulations.  It shall be the sole obligation of Seller to file and diligently pursue any well category determination applications required by the NGPA or subsequent legislation or regulations.  Seller shall timely provide Buyer with proper documentation of applicable well category determination applications and interim collection authority filing established in compliance with applicable regulations.

Seller shall notify Buyer when each well category determination application becomes final.

c.                                   Should Buyer make payment to Seller based on the price for any category of gas subject to any governmental agency’s determination of price category, or subject to any governmental agency or judicial review of such determination, and if it is subsequently determined that the gas was not eligible for the price upon which payment was based; or if for any other reason (including without limitation renegotiations of the resale contracts or other contracts referenced above) Buyer or its subsidiaries do not receive or retain such prices in resale or other proceeds, then the price thereafter to be paid shall be accordingly reduced, and Seller will refund to Buyer or Buyer may at its option recoup any previous excess payment against subsequent payments due.  Any refund or recoupment will bear interest at the lesser of the rate prescribed in 18 C.F.R. § 154.102 or subsequent regulation, or the maximum applicable legal rate of interest.

19.3                        If at any time during the term of this Contract, any governmental authority shall take or threaten to take any action directly or indirectly whereby the sale, delivery, transportation or redelivery of gas as contemplated hereunder shall be proscribed or possibly subjected to terms, conditions, restraints or regulations, including without limitation by enumerations, certificate, rate or price controls or ceilings that, in the sole judgment of Buyer, would be adverse or unduly burdensome, then Buyer may, upon written notice, cancel and terminate this Contract.

ARTICLE XX

ADDRESSES AND NOTICES

20.1                        Until Buyer is otherwise notified in writing by Seller, the address of Seller is and shall remain as follows:

Continental Resources, Inc.

302 N. Independence St.

P.O. Box 1032

Enid, Oklahoma  73702-1032

and unless Seller is otherwise notified in writing by Buyer, the address of Buyer is and shall remain:

Hiland Partners, LP

205 W. Maple, Suite 1100

P.O. Box 5103

Enid, Oklahoma  73702-5103

20.2                        All notices required to be given in writing hereunder shall be given to the respective parties at such address or such other addresses as the parties respectively shall designate by written notice and such notice, required to be given in writing, shall not be deemed effective until actual receipt thereof by Buyer or Seller at the address herein provided.

ARTICLE XXI

RIGHT-OF-WAY

21.1                        Insofar as Seller’s lease or leases permits and insofar as Seller may have any rights however derived (whether pursuant to governmental agency, order, regulation, statute or otherwise), Seller grants to Buyer and Buyer’s natural gas gathering and/or field contractor, if any, and their assignees the right to lay and maintain pipelines and install field equipment, including compression equipment associated with gathering Seller’s Gas, on the lands or leases subject to this Contract as reasonably necessary in connection with the purchase of Seller’s gas, and further grants to Buyer and Buyer’s gas gathering and/or field contractor the right of free entry on said lands and leases during the term of this Contract.  All pipelines and other equipment placed by Buyer or Buyer’s contractor on said lands and leases shall remain the property of the owner and may be removed by the owner at any time.  Buyer releases and indemnifies Seller of and from all claims, damages, liabilities, expenses, and costs arising from Buyers accessing or use of any such ROW or operation of equipment or pipelines constructed or placed thereon.

ARTICLE XXII

ASSIGNMENT

22.1                        This Contract may be assigned by either party with the consent of the other party which shall not be unreasonably withheld.  This Contract shall be binding upon and inure to the benefit of the successors, assigns, heirs, personal representatives and representatives in bankruptcy of the parties hereto and shall constitute a real right and covenant running with the lands and oil and gas properties covered hereby and shall be binding upon any purchaser of Buyer’s facilities and upon any purchaser of the properties of Seller which are subject to the Contract; provided, however, that nothing contained in this Article shall in any way prevent either party hereto from mortgaging its rights hereunder for security for its indebtedness, such security to be subordinate to the rights and obligations under this Contract.

ARTICLE XXIII

COUNTERPART

23.1                        This Contract may be executed in any number of counterparts, all of which shall be considered together as one instrument, and this Contract shall be binding upon all parties executing the same, whether or not executed by all parties owning an interest in the oil and gas properties.

ARTICLE XXIV

RATIFICATION

24.1                        This Contract may be ratified and adopted by any owner of an interest in any oil and gas properties subject hereto or any lands or leases with which any oil and gas properties subject hereto may be pooled or unitized, by execution and delivery to Buyer of a special instrument in writing, ratifying and adopting this Contract insofar as said owner’s interest in any such land, lease or oil and gas properties is concerned, whereupon such owner shall become a party Seller to this Contract with like force and effect and to the same extent as though such owner had executed this Contract at the time of its execution and delivery, and all of the terms and provisions of this Contract shall thereupon become binding upon Buyer and any such other owner.

ARTICLE XXV

DEFAULT AND NON-WAIVER

25.1                        The failure of Seller or Buyer at any time to require performance by the other party of any provision hereof shall in no way affect the right of either party to require any performance which may be due thereafter pursuant to such provision, nor shall the waiver by Buyer or Seller of any breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision.

IN WITNESS WHEREOF, the parties have hereto set their hands in person or by their duly authorized officials as of the date set forth above.

SELLER:	CONTINENTAL RESOURCES, INC.

	By:	/s/ Mark Monroe
Mark Monroe
President & Chief Operating Officer

BUYER:	HILAND PARTNERS, LP

	By:	/s/ Randy Moeder
Randy Moeder
President & CEO
Hiland Partners GP, LLC